                                                      Filed pursuant to Rule 433
                                          Registration Statement No.: 333-134553

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR (Registered Trademark) ) at www.sec.gov, with "Lehman
Brothers Holdings Inc." as a search term. Alternatively, Lehman Brothers Inc.
or any other dealer participating in the offering will arrange to send you the prospectus and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or
1-888-603-5847.

                                  $

                          LEHMAN BROTHERS HOLDINGS INC.

                             ABSOLUTE BUFFER NOTES
                              DUE OCTOBER  , 2009
                                 LINKED TO THE
                    DOW JONES EURO STOXX 50(SM) INDEX (SX5E)

                                  THE OFFERING

The Absolute Buffer Notes are 3 year notes with payment linked to the performance of the Dow Jones EURO STOXX 50 Index. The notes are senior unsecured debt securities of Lehman Brothers Holdings Inc. The Dow Jones EURO
STOXX 50 Index is a free float capitalization weighted stock index that measures the aggregate price changes in 50 selected Eurozone stocks of market sector leaders from within the Dow Jones EURO STOXX index. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

                             INVESTMENT HIGHLIGHTS

o  ENHANCED RETURN POTENTIAL-The Absolute Buffer Notes provide investors with the potential to realize at maturity a multiple of any increase in the level of the Dow Jones EURO STOXX 50 Index while generating positive returns in the event of a decline of 20% or less in the index over the term of the Absolute
   Buffer Notes.

o  LIMITED DOWNSIDE PROTECTION-If the Dow Jones EURO STOXX 50 Index declines by more than 20% over the term of the Absolute Buffer Notes, there will be no principal protection.

o  DIVERSIFICATION-The Absolute Buffer Notes are based on an index of 50 stocks, rather than a single stock, and therefore provide an investor with greater diversification than what investors are generally able to achieve by purchasing individual securities.

                             SPECIAL CONSIDERATIONS

Consult the attached prospectus supplement for a detailed description of the risks associated with an investment in the Absolute Buffer Notes. The price an investor receives for the Absolute Buffer Notes upon sale prior to maturity may be more or less than the original cost, depending on the level and volatility of the Dow Jones EURO STOXX 50 Index, interest rates, dividend rates (the return on the Absolute Buffer Notes will not reflect dividends paid on any securities underlying the Dow Jones EURO STOXX 50 Index), time remaining to maturity and other factors described in the attached prospectus supplement.

THIS BROCHURE MUST BE ATTACHED TO THE PROSPECTUS SUPPLEMENT AND THE
ACCOMPANYING PROSPECTUS THAT TOGETHER PROVIDE A DESCRIPTION OF THE ABSOLUTE
BUFFER NOTES, INCLUDING DETAILS OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN
THE ABSOLUTE BUFFER NOTES.

                                     TERMS

NOTES:                     Senior unsecured debt securities of Lehman Brothers
                           Holdings Inc.

PUBLIC OFFERING PRICE:     $1,000 per note

DENOMINATIONS:             $1,000 and whole multiples of $1,000

MINIMUM INITIAL
 INVESTMENT:               $10,000

INTEREST:                  No interest or other payments prior to maturity

UPSIDE PARTICIPATION       A fixed rate that Lehman Brothers Holdings currently
 RATE:                     estimates will range from 125% to 130%

THRESHOLD LEVEL:           A fixed level that will be 80% of the initial index
                           level

ISSUER RATING:             Long-term senior debt rated A by Standard & Poor's
                           and A1 by Moody's Investors Service

MATURITY:                  October   , 2009 (Expected)

LISTING:                   None

PAYMENT AT MATURITY:       An amount, per $1,000 note, equal to:

                           o  If the final index return is zero or positive,
                              $1,000 + ($1,000 x the upside participation rate x
                              the final index return).

                           o  If the final index return is negative and the
                              final index level is equal to or greater than the
                              threshold level, $1,000 + ($1,000 x the absolute
                              value of the final index return).

                           o  If the final index return is negative and the
                              final index level is less than the threshold
                              level, $1,000 + ($1,000 x the final index return).

                           The final index return will equal:

                                      final index level - initial index level
                                      ----------------------------------------
                                                initial index level

                           The initial index level will be the closing index
                           level on the date of the attached prospectus
                           supplement. The final index level will generally be
                           the closing index level on the valuation date, which
                           will generally be the third business day before the
                           stated maturity date. The closing index level on any
                           particular day will generally be the closing level of
                           the Dow Jones EURO STOXX 50 Index on such day.

OFFERING DATE:             October   , 2006 (Expected)

                                UNDERLYING INDEX

The underlying index is the Dow Jones EURO STOXX 50 Index, a stock index published by STOXX Limited that measures the aggregate price changes in selected Eurozone stocks against a fixed base quantity weight. The Dow Jones
EURO STOXX 50 Index is currently based on 50 stocks of market sector leaders from within the Dow Jones EURO STOXX index. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The Dow Jones
EURO STOXX 50 Index is a free float capitalization weighted stock index, which means an underlying stock's weight in the Dow Jones EURO STOXX 50 Index is based on free float adjusted market capitalization of the issuer of the underlying stock.

                                LEHMAN BROTHERS

"EURO STOXX" and "EURO STOXX 50" are trademarks of STOXX Limited and "Dow Jones
EURO STOXX 50 Index" is a service mark of Dow Jones & Company, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Dow Jones EURO STOXX 50 Index, are not sponsored, endorsed, sold or promoted by STOXX Limited or Dow Jones & Company, Inc. and STOXX
Limited and Dow Jones & Company, Inc. make no representation regarding the advisability of investing in the notes.